Mark A. Parsons
Chief Counsel

Legal Department, S-215
Hartford, CT 06152-2215
Telephone (860) 726-7673
Facsimile: (860) 572-8885


                                April 29, 1999


Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C.  20549

Re:      Connecticut General Variable Annuity Separate Account
         Connecticut General Life Insurance Company
         Post-Effective Amendment Number 10:  33-48137

Dear Sirs:

As Chief Counsel of the Retirement and Investment Services Division of Connecticut CIGNA Corporation, I am familiar with the actions of the Board of Directors of Connecticut General Life Insurance Company (the "Company"), establishing the Account and its method of operation and authorizing the filing of a Registration Statement under the Securities Act of 1933, (and amendments thereto) for the securities to be issued by the Account and the Investment Company Act of 1940 for the Account itself.

In the course of preparing this opinion, I have reviewed the Certificate of Incorporation and the By Laws of the Company, the Board actions with respect to the Account, and such other matters as I deemed necessary or appropriate. Based on such review, I am of the opinion that the variable annuity contracts (and interests therein) which are the subject of the Registration Statement under the Securities Act of 1933, as amended, for the Account will when issued, be legally issued and will represent binding obligations of the Company, the depositor for the Account.

I further consent to the use of this opinion as an Exhibit to Post-Effective Amendment No. 10 to said Registration Statement and to the reference to me under the heading "Experts" in said Registrations Statement, as amended.

                                           Very truly yours,


                                           /s/ Mark A. Parsons
                                           Mark A. Parsons

                                           Chief Counsel